UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

December 19, 2019 (December 18, 2019)

Internap Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31989	91-2145721
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12120 Sunset Hills Road, Suite 330, Reston, Virginia	20190
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 302-9700

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-2(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, par value $0.001 per share	INAP	Nasdaq Global Market

Item 1.01	Entry into a Material Definitive Agreement.

On December 18, 2019, the Board of Directors (the “Board”) of Internap Corporation, a Delaware corporation (the “Company”), declared a dividend of one right (a “Right”) for each of the Company’s issued and outstanding shares of common stock, par value $0.001 per share (the “Common Stock”). The dividend will be paid to the stockholders of record at the close of business on December 30, 2019 (the “Record Date”). Each Right entitles the registered holder, subject to the terms of a Section 382 Rights Agreement (the “NOL Rights Agreement”), to purchase from the Company one one-ten-thousandth of a share (a “Unit”) of the Company’s Series A Preferred Stock, par value $0.001 per share (the “Preferred Stock”), at a price of $5.00 (the “Exercise Price”), subject to certain adjustments. The description and terms of the Rights are set forth in the NOL Rights Agreement dated as of December 18, 2019, between the Company and American Stock Transfer & Trust Company, LLC as Rights Agent (the “Rights Agent”). The description herein of the terms of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement which is included as an exhibit hereto and is incorporated herein by reference.

The purpose of the NOL Rights Agreement is to reduce the risk that the Company’s ability to use its net operating losses and certain other tax assets (collectively, “Tax Benefits”) to reduce potential future federal income tax obligations would become subject to limitations by reason of the Company’s experiencing an “ownership change,” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Tax Code”). A company generally experiences such an ownership change if the percentage of its stock owned by its “5-percent shareholders,” as defined in Section 382 of the Tax Code, increases by more than 50 percentage points over a rolling three-year period. The NOL Rights Agreement is designed to reduce the likelihood that the Company will experience an ownership change under Section 382 of the Tax Code by (i) discouraging any person or group from becoming a 4.9% stockholder and (ii) discouraging any existing 4.9% or more stockholder from acquiring additional shares of the Company’s stock. As of December 31, 2018, the Company had cumulative federal net operating loss carry forwards of approximately $366.6 million, which are usable in certain circumstances to offset future taxable income.

Initially, the Rights are not exercisable and are attached to and trade with all shares of Common Stock outstanding as of, and issued subsequent to, the Record Date. The Rights will separate from the Common Stock and will become exercisable upon the earlier of (i) the close of business on the tenth calendar day after a public announcement that a person or group of affiliated or associated persons has become an “Acquiring Person,” which is defined as a person or group of affiliated or associated persons who has acquired beneficial ownership of 4.9% or more of the Company’s outstanding shares of Common Stock, subject to certain exceptions or (ii) the close of business on the tenth business day after the commencement of a tender or exchange offer that could result upon its consummation in a person or group becoming an Acquiring Person (the earlier of such dates being called the “Distribution Date”). Persons or groups of affiliated or associated persons who own 4.9% or more of the outstanding Common Stock prior to the first public announcement by the Company of the Board’s adoption of the NOL Rights Agreement (which was first publicly announced at approximately 8:00 am Eastern Time on December 19, 2019) will not become an Acquiring Person so long as they do not acquire beneficial ownership of additional shares of the Common Stock representing 0.50% or more of the shares of outstanding Common Stock at a time when they beneficially own 4.9% or more of such stock (and subject to certain existing contractual rights as described in the NOL Rights Agreement). The date on which the Company first publicly announces that a person or group has become an Acquiring Person is referred to as the “Stock Acquisition Date.”

Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), (i) the Rights will be evidenced by the Common Stock certificates (or, with respect to any uncertificated shares of Common Stock, in book entry form) and will be transferred only with such shares of Common Stock, (ii) new Common Stock certificates (or book entry shares) issued after the Record Date will contain a notation incorporating the NOL Rights Agreement by reference, and (iii) the surrender for transfer of any certificates for Common Stock (or book entry shares) will also constitute the transfer of the Rights associated with the Common Stock represented thereby.

As soon as practicable after the Distribution Date, one or more certificates evidencing one Right for each share of Common Stock of the Company so held, subject to adjustment as provided in the NOL Rights Agreement (the “Right Certificates”) will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Right Certificates alone will represent the Rights. Except as otherwise determined by the Board, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

In the event that a Stock Acquisition Date occurs, proper provision will be made so that each holder of a Right (other than an Acquiring Person or its associates or affiliates, whose Rights shall become null and void) will thereafter have the right to receive upon exercise, in lieu of a number of Units of Preferred Stock, that number of shares of Common Stock (or, in certain circumstances, including if there are insufficient shares of Common Stock to permit the exercise in full of the Rights, Units of Preferred Stock, other securities, cash or property, or any combination of the foregoing) having a market value of two times the Exercise Price of the Right (such right being referred to as the “Subscription Right”). In the event that, at any time following the Stock Acquisition Date, (i) the Company consolidates with, or merges with and into, any other person, and the Company is not the continuing or surviving corporation, (ii) any person consolidates with the Company, or merges with and into the Company and the Company is the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the shares of Common Stock are changed into or exchanged for stock or other securities of any other person or cash or any other property, or (iii) 50% or more of the Company’s assets or earning power is sold, mortgaged or otherwise transferred, each holder of a Right (other than an Acquiring Person or its associates or affiliates, whose Rights shall become null and void) will thereafter have the right to receive, upon exercise, securities of the acquiring or merging company having a market value equal to two times the Exercise Price of the Right (such right being referred to as the “Merger Right”). The holder of a Right will continue to have the Merger Right whether or not such holder has exercised the Subscription Right. Rights that are or were beneficially owned by an Acquiring Person may (under certain circumstances) become null and void.

The Rights may be redeemed in whole, but not in part, at a price of $0.001 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board) by the Board only until the earlier of the time at which any person becomes an Acquiring Person or the expiration date of the NOL Rights Agreement. Immediately upon the action of the Board ordering redemption of the Rights, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the redemption price.

The NOL Rights Agreement may be amended by the Board in its sole discretion at any time prior to the time at which any person becomes an Acquiring Person. After such time the Board may, subject to certain limitations, amend the NOL Rights Agreement to cure any ambiguity, defect or inconsistency, to shorten or lengthen any time period, or to make changes that do not adversely affect the interests of Rights holders (excluding the interests of an Acquiring Person or its associates or affiliates).

Until a Right is exercised, the holder will have no rights as a stockholder of the Company (beyond those as an existing stockholder), including the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Units, other securities of the Company, other consideration or for common stock of an acquiring company.

The Rights are not exercisable until the Distribution Date. The Rights will expire prior to the earliest of (i) December 18, 2022 or such later date as may be established by the Board prior to the expiration of the Rights as long as the extension is submitted to the stockholders of the Company for ratification at the next annual meeting of stockholders succeeding such extension, (ii) the time at which the Rights are redeemed or exchanged by the Company, in each case as described above, (iii) the first day after the Company’s 2020 annual meeting of stockholders, if stockholder approval has not been obtained on or prior to the first day after the Company’s 2020 annual meeting of stockholders, (iv) the close of business on the effective date of the repeal of Section 382 of the Internal Revenue Code of 1986, as amended, if the Board determines that the NOL Rights Agreement is no longer necessary or desirable for the preservation of Tax Benefits, and (v) the close of business on the first day of a taxable year of the Company to which the Board determines that no Tax Benefits are available to be carried forward.

Additionally, the NOL Rights Agreement provides that any person who desires to effect any acquisition of Common Stock that would, if consummated, result in such person (together with its affiliates and associates) beneficially owning 4.9% or more of the then outstanding Common Stock (a “Requesting Person”) may, prior to the Stock Acquisition Date, and in accordance with the NOL Rights Agreement, request that the Board grant an exemption with respect to such acquisition under the NOL Rights Agreement (an “Exemption Request”). The Board will only grant an exemption in response to an Exemption Request if the Board determines, in its sole discretion, that the acquisition of beneficial ownership of Common Stock by the Requesting Person does not create a significant risk of material adverse tax consequences to the Company, or if the Board otherwise determines in its sole discretion that the exemption is in the best interests of the Company. Any exemption granted may be granted in whole or in part, and may be subject to limitations or conditions (including a requirement that the Requesting Person agree that it will not acquire beneficial ownership of Common Stock in excess of the maximum number and percentage of shares approved by the Board), in each case as and to the extent the Board shall determine necessary or desirable to provide for the protection of the Tax Benefits.

Item 3.03	Material Modification to Rights of Security Holders.

The information set forth under Item 1.01 above is incorporated by reference into this Item 3.03.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the adoption of the Rights Agreement described in Item 3.03 above, the Board approved a Certificate of Designations of Series A Preferred Stock (the “Certificate of Designations”). The Certificate of Designations was filed with the Secretary of State of the State of Delaware and became effective on December 18, 2019. The Certificate of Designation is attached hereto as Exhibit 3.1 and is incorporated herein by reference. The description of the rights and preferences of the Series A Preferred Stock in Item 3.03 is incorporated herein by reference.

Item 8.01	Other Events.

On December 19, 2019, the Company issued a press release announcing the entry into the NOL Rights Agreement and the declaration of the dividend of the Rights. The full text of the press release is filed with this Report as Exhibit 99.1 to this Current Report on Form 8-K.

On December 13, 2019, the Board of the  Company appointed Peter D. Aquino to serve as the Company’s Chairman of the Board, effective January 1, 2020, in addition to serving as Chief Executive Officer, succeeding Gary Pfeiffer. On the same day, the Board appointed Gary Pfeiffer as Lead Independent Director, effective as of January 1, 2020.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are furnished with this Current Report on Form 8-K:

Exhibit No.	Description

3.1	Certificate of Designations of Series A Preferred Stock

4.1	Section 382 Rights Agreement, dated as of December 18, 2019, between Internap Corporation and American Stock Transfer & Trust Company, LLC as Rights Agent

4.2	Form of Right Certificate (included as Exhibit B to the Section 382 Rights Agreement)

99.1	Press Release dated December 19, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNAP CORPORATION

Date: December 19, 2019	By:	/s/ Michael T. Sicoli
Michael T. Sicoli
President, Chief Financial Officer